Exhibit 99.3

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES

INITIAL QUARTERLY CASH DISTRIBUTION

Lisle, IL (April 23, 2013) – SunCoke Energy Partners, L.P. (NYSE: SXCP) today announced the declaration of its first quarterly cash distribution as a publicly traded master limited partnership. The initial cash distribution rate is $0.3071 per limited partnership unit and will be payable on May 31, 2013 to holders of record on May 15, 2013. This amount reflects the proration of the $0.4125 minimum quarterly cash distribution rate for the period from the closing of the initial public offering on January 24, 2013 through March 31, 2013.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership, which manufactures coke used in the blast furnace production of steel. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SunCoke Energy Partners, L.P.’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SunCoke Energy Partners, L.P.’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SunCoke Energy Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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